Pipex Pharmaceuticals Appoints Co-Founder and Vice Chairman Nicholas Stergis as Chief Executive Officer

Ann Arbor, Michigan, July 8, 2008 -- Pipex Pharmaceuticals, Inc. (AMEX: PP), a specialty pharmaceutical company developing innovative late-stage drug candidates for the treatment of central nervous system and autoimmune diseases, announced today that Nicholas Stergis, co-founder of the Company and Vice Chairman of the board of directors, has joined the executive management team of Pipex as Chief Executive Officer, replacing Steve H. Kanzer who will continue to serve as Pipex’s Chairman. Daniel J. Dorman, a director of the Company has resigned and Dr. Charles L. Bisgaier, Pipex’s President has resigned from the Company to establish a Michigan-based venture capital group focused on the life sciences sector.

Mr. Stergis commented, "Having been a co-founder of Pipex in 2001 and having lead the restructuring over the past several months, I am excited about our prospects for the remainder of this year and beyond. We continue to grow and advance our pipeline, while being well positioned with late-stage products addressing nearly $30 Billion of pharmaceutical markets. In particular, we look forward to announcing the results of our double-blind, placebo-controlled phase II clinical trial results for oral Z-Monocys in the treatment of dry age-related macular degeneration (AMD), a progressive CNS disease resulting blindness which affects nearly 15 million people. We also look forward to reporting on European clinical results with oral flupirtine in the treatment of glaucoma, diabetic retinopathy and retinitis pigmentosa.”

Mr. Kanzer, Chairman of Pipex commented, “I feel confident in Nicholas’ operational strengths, business acumen, business development capabilities and look forward to his service as CEO to create substantial value for our shareholders.”

Mr. Stergis continued, “On behalf of the board of directors, our shareholders and the entire Pipex team, I look forward to Steve’s continued role as Chairman for his dedicated operational role and achievements as co-founder and CEO since its inception in 2001. I would also like to thank Dan for his invaluable counsel as a director and Charlie for his contributions over the last two years and we wish him the best of luck with his new venture.”

Mr. Kanzer continued, “Given Charlie’s distinguished seventeen years of experience and success in the life science sector in Ann Arbor, I believe that he and his new venture firm will represent an invaluable asset to the Michigan emerging life science community.”

Mr. Stergis was co-founder of Pipex Therapeutics, Inc., the predecessor company, and has been Vice Chairman of Pipex’s board of directors since March 2007. He previously served as the Company’s chief operating officer from its founding in 2001 until the merger with its predecessor company in October 2006. Prior to co-founding Pipex, Mr. Stergis was co-founder, chief operating officer and director of Developmental Therapeutics, Inc., a cardiovascular drug development company, until its acquisition in October 2003 by Titan Pharmaceuticals, Inc. (AMEX: TTP). Mr. Stergis was a founder Vice Chairman of Encode Pharmaceuticals, Inc., a private drug development company focused on orphan nephropathic diseases, until its acquisition in December 2007 by Raptor Pharmaceuticals, Inc., a public pharmaceutical company developing orphan products formed by founders of BioMarin Pharmaceuticals (Nasdaq: BMRN). Mr. Stergis was also a founder and managing partner of Flower Ventures, LLC, an early stage venture capital group. For the past seven years until July 2008, Mr. Stergis has served as co-founder and managing director of Accredited Ventures Inc., a venture capital firm specializing in the biotechnology and pharmaceutical industries and as managing director of Accredited Equities, Inc., a FINRA member broker-dealer firm. Mr. Stergis received a MS in Biology from New York University and a BS in Biology from the University at Albany, State University of New York.

Dr. Bisgaier commented, “I leave Pipex at a turning point in the company’s developmental cycle. The Company is positioned well for the further development of the clinical product candidates in its pipeline. I am truly excited about the long-term prospects of Pipex and I wish the team well.”

Dr. Bisgaier will continue his career in life sciences and working with start-up and early stage companies in Michigan and the Midwest. Dr. Bisgaier contributions include the development of Lipitor while he was at Parke-Davis/Warner-Lambert, he was a co-founder of Esperion Therapeutics, a company specializing in novel HDL therapies, which was eventually acquired by Pfizer, and in his two plus years at Pipex Pharmaceuticals, he added value by assisting to bring the company public, building the company’s infrastructure, adding programs, resources and contributing to its intellectual property estate.

About Pipex Pharmaceuticals, Inc.

Pipex Pharmaceuticals, Inc. (“Pipex”) is a specialty pharmaceutical company that is developing four proprietary, late-stage drug candidates for the treatment of central nervous system and autoimmune diseases. Pipex’s strategy is to exclusively in-license proprietary, clinical-stage drug candidates and to complete the further clinical testing, manufacturing and regulatory requirements sufficient to seek marketing authorizations via the filing of New Drug Applications (NDAs). Pipex’s drug candidates address the following market opportunities: Multiple Sclerosis (MS), Dry Age-Related Macular Degeneration (AMD), and Fibromyalgia. For further information, please visit www.pipexinc.com.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Pipex's plans for its product candidates, announcing shortly Pipex’s clinical trial results for Z-Monocys in the treatment of AMD and the clinical results with oral flupirtine for the treatment of glaucoma, retinitis pigmentosa and diabetic retinopathy and our ability to grow and advance our pipeline. Words such as, but not limited to, "look forward to," "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "should," and "could," and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Pipex is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Pipex's forward-looking statements include, among others, a failure of Pipex's product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company's products or to comply with ongoing regulatory requirements, a lack of acceptance of Pipex's product candidates in the marketplace, a failure of the company to become or remain profitable, Pipex's inability to obtain the capital necessary to fund its research and development activities, a loss of any of the company's key scientists or management personnel, and other factors described in Pipex’s report on Form 10-Q for the period ending March 31, 2008. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Pipex undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For Further Information, Contact:

Nicholas Stergis

Vice Chairman & Chief Executive Officer

(734) 332-7800

Thomas Redington

Investor Relations

Redington, Inc.

(203) 222-7399